Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	August 6, 2019
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Second Quarter 2019 Results; Stable Sequential TiO2 Pricing and Seasonally Higher Volumes

Second Quarter 2019 Highlights

•                  Net income attributable to Venator of $21 million and adjusted net income attributable to Venator of $14 million compared to a net loss attributable to Venator of $3 million and adjusted net income attributable to Venator of $14 million in the first quarter of 2019

•                  Adjusted EBITDA of $61 million compared to $60 million in the first quarter of 2019

•                  Diluted earnings per share of $0.20 and adjusted diluted earnings per share of $0.13

•                  Net cash used in operating activities was $21 million and free cash flow was a use of $50 million

•                  Specialty TiO2 price and volume trends remain stable globally

•                  Average TiO2 pricing was flat compared to the first quarter of 2019 and volumes improved, offset by higher costs

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
(In millions, except per share amounts)	2019	2018	2019	2019	2018
Revenues	$578	$626	$562	$1,140	$1,248

Net income (loss) attributable to Venator	$21	$196	$(3)	$18	$274
Adjusted net income attributable to Venator(2)	$14	$91	$14	$28	$183
Adjusted EBITDA(2)	$61	$157	$60	$121	$314

Diluted earnings (loss) per share	$0.20	$1.84	$(0.03)	$0.17	$2.57
Adjusted diluted earnings per share(2)	$0.13	$0.85	$0.13	$0.26	$1.71

Net cash (used in) provided by operating activities	$(21)	$254	$(29)	$(50)	$305
Free cash flow(4)	$(50)	$159	$(82)	$(132)	$144

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported second quarter 2019 results with revenues of $578 million, net income attributable to Venator of $21 million, adjusted net income attributable to Venator of $14 million and adjusted EBITDA of $61 million.

Simon Turner, President and CEO of Venator, commented:

“Second quarter performance was largely in-line with our expectations notwithstanding a difficult global macroeconomic backdrop. Our Titanium Dioxide business delivered flat sequential TiO2 pricing as we continued to manage our supply network and tailor our customer approach to reduce price volatility. We also benefited from modest demand, augmented by a solid contribution from our industry leading specialty TiO2 business.

“The current macroeconomic challenges are poised to persist in the second half of 2019. We are committed to managing these headwinds by delivering on our Business Improvement Program and restoring our specialty TiO2 business which will enhance our competitiveness throughout the TiO2 cycle.”

Segment Analysis for 2Q19 Compared to 2Q18

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $439 million in the three months ended June 30, 2019, a decrease of $16 million, or 4%, compared to the same period in 2018. The decrease was primarily due to a 9% decline in the average TiO2 selling price and a 4% unfavorable impact from foreign currency translation partially offset by a 9% increase in sales volumes. The decrease in the average selling price was primarily attributable to lower European prices and softer business conditions in Asia Pacific. Sales volumes of functional and specialty TiO2 products increased globally and broadly across end-use applications due to higher availability of certain products and increased sales of new products.

Adjusted EBITDA for the Titanium Dioxide segment was $55 million for the three months ended June 30, 2019, a decrease of $92 million compared to the same period in 2018, or a decrease of $69 million after excluding $23 million of lost earnings attributable to our Pori, Finland TiO2 manufacturing facility, which were reimbursed through insurance proceeds in 2018. The decrease was primarily a result of lower TiO2 margins due to a lower average TiO2 selling price, higher raw material costs and $6 million from the sale of carbon credits in the prior year period, partially offset by higher sales volumes and a $3 million benefit from our 2019 Business Improvement Program.

Performance Additives

The Performance Additives segment generated $139 million of revenues in the three months ended June 30, 2019, a decline of $32 million, or 19%, compared to the same period in 2018. The decline was primarily due to a 16% decrease in sales volumes, a 3% unfavorable impact of foreign currency translation and a 1% decrease in the average selling price, partially offset by a 1% increase from mix and other. The decline in sales volumes was attributable to lower construction activity in North America and Europe, lower demand for certain products used in automotive, electronics and plastics applications and a discontinuation of sales of a product to a Timber Treatment customer. The average selling price declined due to the composition of sales within our functional additives and color pigments businesses.

Adjusted EBITDA in the Performance Additives segment was $16 million, a decrease of $7 million for the three months ended June 30, 2019 compared to the same period in 2018, primarily due to lower sales volumes and a lower average selling price, partially offset by lower costs and a $1 million benefit from our 2019 Business Improvement Program.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $10 million, or $3 million lower in the three months ended June 30, 2019 compared to the same period in 2018, primarily as a result of the timing of corporate costs.

Tax Items

We recorded an income tax benefit of $9 million for the three months ended June 30, 2019, compared to an income tax expense of $45 million for the three months ended June 30, 2018. Our adjusted effective tax rate was 35% for the three months ended June 30, 2019.

Our tax expense is significantly affected by the mix of income and losses in tax jurisdictions in which we operate and valuation allowances in certain jurisdictions. As a result, in 2019, we expect to see a higher adjusted effective tax rate of approximately 35% and a cash tax rate of 10 to 15%. We continue to expect our adjusted effective tax rate will be approximately 15% to 20% in the long-term and a cash tax rate of 10 to 15%.

Liquidity and Capital Resources

As of June 30, 2019, we had cash and cash equivalents of $50 million compared with $165 million as of December 31, 2018. In the second quarter, we increased the aggregate principal amount of our asset based revolving credit facility from $300 million to $350 million. At the end of the second quarter of 2019, we had in place an asset based revolving credit facility with an available borrowing capacity of $257 million. Net debt was $720 million as of June 30, 2019, compared to $583 million as of December 31, 2018.

In the second quarter of 2019, we spent $31 million of total capital expenditures, of which $11 million was related to project wind-down and closure costs at our Pori, Finland TiO2 manufacturing facility. We continue to expect capital expenditures, including capital expenditures related to the specialty TiO2 transfer program, to be approximately $130 million in 2019.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2019 results on Tuesday, August 6, 2019 at 8:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10133097

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning August 6, 2019 and ending August 13, 2019.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10133097

Upcoming Conferences

During the third quarter of 2019, a member of management is expected to present at the Jefferies Industrials Conference on August 7, 2019, the Goldman Sachs EMEA Leveraged Finance Conference on September 3, 2019 and the UBS Chemicals Conference on September 4, 2019. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
(In millions, except per share amounts)	2019	2018	2019	2018
Revenues	$578	$626	$1,140	$1,248
Cost of goods sold(1)	511	193	997	647
Operating expenses	45	46	100	97
Restructuring, impairment and plant closing and transition costs	—	136	12	145
Operating income	22	251	31	359
Interest expense, net	(10)	(10)	(21)	(20)
Other income	1	2	2	4
Income before income taxes	13	243	12	343
Income tax benefit (expense)	9	(45)	8	(65)
Net income	22	198	20	278
Net income attributable to noncontrolling interests	(1)	(2)	(2)	(4)
Net income attributable to Venator	$21	$196	$18	$274

Adjusted EBITDA(2)	$61	$157	$121	$314
Adjusted net income(2)	$14	$91	$28	$183

Basic earnings per share	$0.20	$1.84	$0.17	$2.58
Diluted earnings per share	$0.20	$1.84	$0.17	$2.57
Adjusted earnings per share(2)	$0.13	$0.86	$0.26	$1.72
Adjusted diluted earnings per share(2)	$0.13	$0.85	$0.26	$1.71

Ordinary share information:
Basic shares outstanding	106.6	106.4	106.5	106.4
Diluted shares	106.6	106.7	106.5	106.8

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Favorable /	June 30,		Favorable /
(In millions)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment Revenues:
Titanium Dioxide	$439	$455	(4)%	$864	$911	(5)%
Performance Additives	139	171	(19)%	276	337	(18)%
Total	$578	$626	(8)%	$1,140	$1,248	(9)%

Segment Adjusted EBITDA(2):
Titanium Dioxide	$55	$147	(63)%	$116	$290	(60)%
Performance Additives	16	23	(30)%	31	47	(34)%
Corporate and other	(10)	(13)	23%	(26)	(23)	(13)%
Total	$61	$157	(61)%	$121	$314	(61)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	June 30, 2019 vs. 2018
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(9)%	(4)%	—%	9%	(4)%
Performance Additives	(1)%	(3)%	1%	(16)%	(19)%
Total Company	(6)%	(4)%	—%	2%	(8)%

	Six months ended
	June 30, 2019 vs. 2018
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(7)%	(4)%	—%	6%	(5)%
Performance Additives	(1)%	(3)%	1%	(15)%	(18)%
Total Company	(6)%	(3)%	—%	—%	(9)%

(a)         Excludes revenues from tolling arrangements, by-products and raw materials

(b)         Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(2)
	Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,
(In millions, except per share amounts)	2019	2018	2019	2018	2019	2018
Net income	$22	$198	$22	$198	$0.21	$1.86
Net income attributable to noncontrolling interests	(1)	(2)	(1)	(2)	(0.01)	(0.02)
Net income attributable to Venator	21	196	21	196	0.20	1.84
Interest expense, net	10	10
Income tax (benefit) expense	(9)	45
Depreciation and amortization	29	35
Business acquisition and integration (adjustments) expenses	(1)	2	(1)	2	(0.01)	0.02
Loss on disposal of businesses/assets	—	2	—	2	—	0.02
Certain legal settlements and related expenses	1	—	1	—	0.01	—
Amortization of pension and postretirement actuarial losses	4	4	4	4	0.03	0.04
Net plant incident costs (credits)	6	(273)	6	(273)	0.06	(2.56)
Restructuring, impairment, plant closing and transition costs	—	136	—	136	—	1.27
Income tax adjustments(3)	—	—	(17)	24	(0.16)	0.22
Adjusted(2)	$61	$157	$14	$91	$0.13	$0.85

Adjusted income tax expense(3)			$8	$21
Net income attributable to noncontrolling interests, net of tax			1	2
Adjusted pre-tax income			$23	$114
Adjusted effective tax rate			35%	18%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share(2)
	Three months ended March 31,	Three months ended March 31,	Three months ended March 31,
(In millions, except per share amounts)	2019	2019	2019
Net loss	$(2)	$(2)	(0.02)
Net income attributable to noncontrolling interests	(1)	(1)	(0.01)
Net loss attributable to Venator	(3)	(3)	(0.03)
Interest expense, net	11
Income tax benefit	1
Depreciation and amortization	26
Business acquisition and integration expenses	2	2	0.02
Amortization of pension and postretirement actuarial losses	4	4	0.04
Net plant incident costs	7	7	0.07
Restructuring, impairment, plant closing and transition costs	12	12	0.11
Income tax adjustments(3)	—	(8)	(0.08)
Adjusted(2)	$60	$14	0.13

Adjusted income tax expense(3)		$9
Net income attributable to noncontrolling interests, net of tax		1
Adjusted pre-tax income		$24
Adjusted effective tax rate		38%

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(2)
	Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,
(In millions, except per share amounts)	2019	2018	2019	2018	2019	2018
Net income	$20	$278	$20	$278	$0.19	$2.60
Net income attributable to noncontrolling interests	(2)	(4)	(2)	(4)	(0.02)	(0.03)
Net income attributable to Venator	18	274	18	274	0.17	2.57
Interest expense, net	21	20
Income tax (benefit) expense	(8)	65
Depreciation and amortization	55	69
Business acquisition and integration expenses	1	4	1	4	0.01	0.04
Separation expense, net	—	1	—	1	—	0.01
Loss on disposal of businesses/assets	—	2	—	2	—	0.02
Certain legal settlements and related expenses	1	—	1	—	0.01	—
Amortization of pension and postretirement actuarial losses	8	7	8	7	0.07	0.06
Net plant incident costs (credits)	13	(273)	13	(273)	0.12	(2.56)
Restructuring, impairment, plant closing and transition costs	12	145	12	145	0.11	1.36
Income tax adjustments(3)	—	—	(25)	23	(0.23)	0.21
Adjusted(2)	$121	$314	$28	$183	$0.26	$1.71

Adjusted income tax expense(3)			$17	$42
Net income attributable to noncontrolling interests, net of tax			2	4
Adjusted pre-tax income			$47	$229
Adjusted effective tax rate			36%	18%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	June 30,	December 31,
(In millions)	2019	2018
Cash and cash equivalents	$50	$165
Accounts and notes receivable, net	423	351
Inventories	508	538
Prepaid expenses and other current assets	75	71
Property, plant and equipment, net	965	994
Other assets	433	366
Total assets	$2,454	$2,485

Accounts payable	$313	$400
Other current liabilities	125	135
Current portion of debt	32	8
Long-term debt	738	740
Non-current payable to affiliates	34	34
Other non-current liabilities	326	313
Total equity	886	855
Total liabilities and equity	$2,454	$2,485

Table 6 — Outstanding Debt

	June 30,	December 31,
(In millions)	2019	2018
Debt:
Senior Notes	$371	$370
Term Loan Facility	363	365
Other debt	36	13
Total debt - excluding affiliates	770	748
Total cash	50	165
Net debt - excluding affiliates	$720	$583

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2019	2018	2019	2018
Total cash at beginning of period	$80	$223	$165	$238
Net cash (used in) provided by operating activities	(21)	254	(50)	305
Net cash used in investing activities	(29)	(95)	(82)	(162)
Net cash provided by (used in) financing activities	20	(6)	17	(14)
Effect of exchange rate changes on cash	—	(22)	—	(13)
Total cash at end of period	$50	$354	$50	$354
Supplemental cash flow information:
Cash paid for interest	$(5)	$(6)	$(23)	$(25)
Cash paid for income taxes	(2)	(5)	(3)	(20)
Capital expenditures	(31)	(94)	(83)	(167)
Depreciation and amortization	29	35	55	69

Changes in primary working capital:
Accounts receivable	(16)	(6)	(77)	(56)
Inventories	(5)	(34)	30	(46)
Accounts payable	(22)	(24)	(44)	(17)
Total cash used in primary working capital	$(43)	$(64)	$(91)	$(119)

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2019	2018	2019	2018
Free cash flow(4):
Net cash (used in) provided by operating activities	$(21)	$254	$(50)	$305
Capital expenditures	(31)	(94)	(83)	(167)
Other investing activities	2	(1)	1	5
Non-recurring separation costs(a)	—	—	—	1
Total free cash flow	$(50)	$159	$(132)	$144

Adjusted EBITDA	$61	$157	$121	$314
Capital expenditures excluding cash paid for Pori rebuild	(20)	(22)	(48)	(42)
Cash paid for interest	(5)	(6)	(23)	(25)
Cash paid for income taxes	(2)	(5)	(3)	(20)
Primary working capital change	(43)	(64)	(91)	(119)
Restructuring	(10)	(8)	(17)	(19)
Maintenance & other	(14)	(7)	(18)	(21)
Net cash flows associated with Pori	(17)	114	(53)	76
Total free cash flow(4)	$(50)	$159	$(132)	$144

See end of press release for numbered footnote explanations

(a)         Represents payments associated with our separation from Huntsman

Footnotes

(1)         Cost of goods sold for the three month period ended June 30, 2019 increased by $318 million from the same period in the prior year primarily as a result of the recognition of $325 million of insurance proceeds which was an offset to cost of goods sold in 2018.

(2)         Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses/adjustments; (b) separation expense/gain, net; (c) loss/gain on disposition of business/assets; (d) certain legal settlements and related expenses/gains; (e) amortization of pension and postretirement actuarial losses/gains; (f) net plant incident costs/credits; and (g) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/adjustments; (b) separation expense/gain, net; (c) loss/gain on disposition of business/assets; (d) certain legal settlements and related expenses/gains; (e) amortization of pension and postretirement actuarial losses/gains; (f) net plant incident costs/credits; and (g) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(3)         Prior to the second quarter of 2019, the income tax impacts, if any, of each adjusting item represented a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

Beginning in the three- and six-month periods ended June 30, 2019, income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long term impact of our tax structure on post tax earnings.

(4)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 24 facilities, employ approximately 4,300 associates worldwide and sell our products in more than 110 countries.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including global economic conditions, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, access to capital markets, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims against us, changes in government regulations, geopolitical events and cyberattacks.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.